EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Gladstone Business Investment, LLC (organized in Delaware)

Gladstone Investment Advisers, Inc. (incorporated in Delaware)

Hailey Transport Corp. (incorporated in Delaware)

Quench Holdings Corp. (incorporated in Delaware)

Gladstone Acquisition 4 Corporation  (incorporated in Delaware)